Exhibit 4.24.1

To:	Seadrill Polaris Ltd. c/o Seadrill Management Ltd. 2nd Floor, Building 11, Chiswick Business Park 566 Chiswick High Road London W4 5YS United Kingdom

Attn:	Jonas Ytreland

With a copy to:	Seadrill Limited c/o Seadrill Management Ltd. 2nd Floor, Building 11, Chiswick Business Park 566 Chiswick High Road London W4 5YS United Kingdom

Attn:	Jonas Ytreland
28 April 2016
Waiver Approval Letter
USD 420,000,000 senior secured credit facility agreement originally dated 28 December 2012 (as amended from time to time) between, among others, Seadrill Polaris Ltd. as borrower and DNB Bank ASA as agent (the “Facility Agreement”)
Reference is made to the Facility Agreement and to a letter from you dated 14 March 2016, whereby you have requested that the Facility Agreement be amended on the terms set out therein (the “Amendment Request”).
Capitalised terms used in this letter shall, unless otherwise stated in this letter (including in schedule 3 (Definitions) to this letter), have the same meaning as assigned to them in the Facility Agreement.

1.	CONSENT
We, the undersigned, acting as Agent with the consent and authorisation of Required Majority, hereby consent to the Amendment Request, subject to the terms and conditions set out herein, such consent to become effective on the Effective Date.

2.	AMENDMENTS TO THE FACILITY AGREEMENT

(a)
On the Effective Date, the amendments to the Facility Agreement set out in schedule 1 (Amendments to the Facility Agreement) to this letter will be made to the Facility Agreement to reflect the consent of the Agent (on behalf of the Required Majority) to the Amendment Request in accordance with paragraph 1 above.

(b)
For the avoidance of doubt, clause 8.4 (Minimum Market Value) of the Facility Agreement will not apply whilst the minimum Market Value covenant in clause 24.1 (Minimum Market Value) of the Facility Agreement is suspended.

(c)
The amendments to the Facility Agreement in schedule 1 (Amendments to the Facility Agreement) to this letter (other than paragraphs 2, 3, 5, 6, 10, 11 and 12 of schedule 1) and the Agent’s confirmation in paragraph 5 below shall only be effective until the Deferral Date, on which date such amendments will be reversed, such confirmation shall cease to have effect and the rights and remedies available to the Lenders prior to the making of such amendments and such confirmation shall be reinstated in full.

3.	CONDITIONS PRECEDENT
The Parent shall deliver, or procure the delivery, to the Agent, substantially in a form and substance which has been agreed with the Agent in writing on or prior to the date of this letter or otherwise in a form and substance satisfactory to the Agent, all of the documents and evidence listed in schedule 2 (Conditions Precedent) to this letter. The Agent shall notify the Parent and the Lenders promptly after such conditions having been satisfied.

4.	PARENT’S UNDERTAKINGS
The below undertakings (other than the undertakings under paragraph (a) below) are agreed on the basis that they are intended only to apply on a temporary basis during the Negotiation Period and will need to be revisited and put on a more permanent footing as part of the amendment and extension requests issued in connection with implementing the Parent’s proposals for the recapitalisation of the Group. The below undertakings shall apply in addition to and shall not waive or release any existing obligation on any Obligor under the Facility Agreement.
The Parent undertakes to the Agent on behalf of the Finance Parties, which undertakings shall be considered given by the Parent’s acceptance of the terms set out in this letter, that (save as the Agent (acting on the instructions of the Required Majority) may otherwise agree in writing):

(a)	it shall:

(i)
by no later than 16 May 2016 provide to the Co-Com and Co-Com Advisors an indicative legal analysis prepared by the Parent and its advisors for contingency planning purposes including without limitation in respect of (1) the potential use of an English and/or local law scheme of arrangement to implement a non-consensual restructuring, (2) the potential use of a US Chapter 11 plan of reorganisation to implement a non-consensual restructuring, and (3) the potential legal impact on the Parent of a change in governing law, in each case with respect to the Group Facility Agreements and any other instrument relating to Financial Indebtedness of any member of the Group;

(ii)
by no later than 16 May 2016, present to the Co-Com and the Co-Com Advisors its proposals for the recapitalisation of the Group broadly consistent with the proposals presented by the Parent to the Co-Com at the meeting between the Parent and the Co-Com on 10 March 2016 and showing sustainability of funding through 2020, accompanied by an updated financial model with assumptions based on updated feedback from Fearnleys and in respect of cost items assumptions based on any guidance provided by the Parent to the capital markets;

(iii)	by no later than 30 June 2016, present to the lenders and each of the facility agents under the Group Facility Agreements for approval amendment and extension requests

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setting out its proposals for the recapitalisation of the Group showing sustainability of funding through 2020 (taking into account input from the Co-Com and the Co-Com Advisors);

(iv)
at any time after the presentation of amendment and extension requests for approval pursuant to paragraph (iii) above and by no later than 1 September 2016, if requested by the Co-Com on not less than 10 calendar days’ prior notice, on a single occasion, host a meeting for the Co-Com (and, if requested by the Co-Com, all lenders under the Group Facility Agreements) at which the Parent will present an update on the status of its plans for and developments in relation to the restructuring of the bonds and notes issued by the Parent and other members of the Group including without limitation principal and coupon amounts payable thereunder and an update on its proposal for the recapitalisation of the Group; and

(v)
use reasonable endeavours to ensure that by no later than 31 December 2016 and otherwise to ensure that by no later than 30 April 2017, the amendments contemplated in the amendment and extension requests presented for approval pursuant to paragraph (iii) above have become effective and its proposed recapitalisation of the Group has been implemented on terms satisfactory to the Required Majority, provided that:

(A)
each of the dates given in the Milestones above (other than the Milestones set out in paragraphs (iv) and (v) above for which no grace period applies) is subject to a grace period of 15 calendar days, or 30 calendar days in respect of the Milestone set out in paragraph (iii) above; and

(B)
each Milestone, on a single occasion only, may be varied at the written request of the Parent with the consent of the Agent in its sole discretion if the request relates to a further delay of 15 calendar days beyond either the due date or (if applicable) the end of the grace period referred to in (A) above. Other than to the extent that the Required Majority notify the Agent in writing to the contrary before the Agent gives such a consent, the Required Majority are by their approval of this letter deemed to have authorised (but not required) the Agent to give that consent. The Agent confirms that it has considered whether it is able to consent to such a delay without requiring instructions from the Required Majority in addition to the terms of this letter and has satisfied itself that it is able to do so. The Agent shall not be liable for any damages, costs or losses whatsoever as a result of giving any such consent;

(b)
it shall not (and shall ensure that no other member of the Group shall) during the Negotiation Period incur or allow to remain outstanding any Financial Indebtedness other than Permitted Financial Indebtedness;

(c)	during the Negotiation Period, it shall not, irrespective of any term of the Finance Documents to the contrary:

(i)	make any dividend payments or other distributions in respect of its share capital to its shareholders;

(ii)	enter into new total return swaps (for the avoidance of doubt, excluding roll-over or unwinding, in whole or in part, of existing total return swaps (which roll-over or

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unwinding will include the purchase of shares and corresponding reduction of any such existing total return swap)) or enter into similar transactions with similar effect; or

(iii)	buy back or redeem any shares in its capital,
in each case, other than to the extent any of the same occurs solely as part of the operation in the ordinary course of business of any executive or employee benefit scheme or plan. This undertaking shall, from and including the Effective Date, supersede the equivalent undertaking given by the Parent pursuant to the consent letter from the Agent dated 28 May 2015;

(d)
during the Negotiation Period, it shall not (and it shall procure that no other member of the Group shall) prepay, repay, purchase or otherwise acquire, in each case voluntarily, any loans under any of the Group Facility Agreements (provided that it shall not be prohibited from taking any action with respect to Financial Indebtedness as described in sub-paragraph (iv) of the definition of Permitted Financial Indebtedness);

(e)	during the Negotiation Period, it shall not (and it shall procure that no other member of the Group shall) buy back or redeem, in each case voluntarily, any bonds or notes issued by it;

(f)
during the Negotiation Period, it shall not (and it shall procure that no other member of the Group shall) voluntarily close out any hedging or derivative transaction entered into with any person who is not a member of the Group except for the voluntary closing out of hedging or derivative transactions (A) where the Group is over-hedged and only the over-hedged position is being closed out or (B) where the same does not crystallise cash outflows for members of the Group during the Negotiation Period other than scheduled payments in the ordinary course under the terms of the restructured hedging or derivative transaction and so that any negative values are baked into the rates agreed as part of the restructuring;

(g)
it shall not (and shall ensure that no other member of the Group shall) during the Negotiation Period acquire a company or any shares or a business or undertaking (or, in each case, any interest in any of them) or make any equity injections or contributions in each case except for Permitted Acquisitions;

(h)
it shall not (and shall ensure that no other member of the Group shall) during the Negotiation Period enter into a single transaction or a series of transactions (whether related or not) and whether voluntary or involuntary to sell, lease, transfer or otherwise dispose of any asset other than as part of a Permitted Disposal;

(i)
it shall not (and shall ensure that no other member of the Group shall) during the Negotiation Period make any payment to any person who is not a member of the Group under any Newbuild Contract, other than any Permitted Newbuild Contract Payments;

(j)
it shall not (and shall ensure that no other member of the Group shall) during the Negotiation Period provide, procure, create or permit to subsist any Financial Support other than any Permitted Financial Support;

(k)	it shall not (and shall ensure that no other member of the Group shall) during the Negotiation Period:

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(i)
make any payment pursuant to any Newbuild Contract existing as at the Request Date (other than payments falling within paragraphs (i) to (iii) or (v) of the definition of Permitted Newbuild Contract Payments);

(ii)	make any payment to, or for the benefit of, any member of the Minority Holding Group:

(1)
under any Existing Financial Support Arrangements provided, procured, created or permitted to subsist to or for the benefit of such member of the Minority Holding Group (including, without limitation, any Financial Support provided with respect to the financial indebtedness of Archer Limited and its Subsidiaries from time to time, including under the equity undertaking originally dated 22 December 2015 between the Parent, Archer Limited and Danske Bank A/S (the “Archer Equity Undertaking”)); or

(2)	in respect of any Financial Support provided, procured, created or permitted to subsist by any member of the Group to or for the benefit of Seamex Ltd. and/or any of Seamex Ltd.’s Subsidiaries; or

(3)
in respect of any Financial Support which is provided, procured, created or permitted to subsist in connection with the replacement, refinancing, amendment or extension (or in the case of the Rubi Guarantees, issuance) of bank guarantees and letters of credit with a maturity date falling within the Negotiation Period,

(in each case, for these purposes a “Cash Leakage Payment”) except to the extent that the Parent complies with the following provisions in relation to such Cash Leakage Payment:

(A)
in advance of making any such Cash Leakage Payment, the Parent shall, with appropriate legal advice, consider the rights and obligations of the relevant parties with respect to such Cash Leakage Payment to determine whether that Cash Leakage Payment can be legally reduced, postponed, cancelled or otherwise avoided under the terms of the agreement under which the requirement to make that Cash Leakage Payment arises or any related agreements, in each case without materially and adversely affecting the interests of the Group and its financial creditors;

(B)
if the Parent determines acting reasonably that the Cash Leakage Payment can be so reduced, postponed, cancelled or otherwise avoided, the Parent shall use its reasonable endeavours to achieve the same;

(C)
if the Parent determines acting reasonably that the Cash Leakage Payment cannot be so reduced, postponed, cancelled or otherwise avoided, unless the Parent acting reasonably considers that to do so would not be in the interests of the Group and its financial creditors (because for example, but without limitation, the same risks resulting in additional amounts being claimed from members of the Group) the Parent shall:

(1)	use its reasonable endeavours to engage with the relevant payee (or such other party whose consent may be required) to negotiate in good

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faith a consensual reduction, postponement, cancellation or other avoidance of the Cash Leakage Payment;

(2)
promptly provide the Co-Com with details of any proposal made by the Parent to the relevant payee (including, without limitation, with respect to the negotiation in respect of the Archer Equity Undertaking); and

(3)
keep the Co-Com updated as to any material developments with respect to such negotiation and provide the Co-Com with all information as the Co-Com may reasonably request in respect of such negotiations; and

(D)
the Parent shall give the Co-Com notice as soon as reasonably practicable on becoming aware that it has become obliged, or is likely to become obliged within a period of 30 calendar days, to make a Cash Leakage Payment, and shall provide the Co-Com with all information as the Co-Com may reasonably request and which the Parent is legally permitted to provide with respect to that Cash Leakage Payment and its circumstances, provided that, for the avoidance of doubt, nothing in this paragraph (k) shall prohibit the Parent or any other member of the Group from making any Cash Leakage Payment which the Parent is satisfied has become legally due and payable under the terms of the relevant documentation. In particular if the Cash Leakage Payment should become due and payable immediately without notice, neither the Parent nor any member of the Group shall be required to delay the making of the Cash Leakage Payment in order to comply with the terms of sub-paragraphs (A) to (D) above and provided further that the provisions of this paragraph 4(k) shall not apply to the payments of USD 8,000,000 made on 15 April 2016 and USD 8,000,000 scheduled to be made on or about 13 June 2016 under the Parent’s obligations in respect of Sapura Rubi GmbH under the letter of undertaking dated on or about 5 April 2015;

(l)
it shall not (and shall ensure that no other member of the Group shall) during the Negotiation Period create or permit to subsist any Security Interest over any of its assets other than Permitted Security;

(m)
it shall not, and shall procure that no other member of the Group shall, during the Negotiation Period enter into any agreement in respect of the extension of the final maturity date under any Maturing Facility Agreement other than (A) on terms satisfactory to Required Majority and the Required Lenders, Required Majority or Majority Lenders (as therein defined) under each other Group Facility Agreement or (B) any agreement entered into pursuant to the extension approval letters relating to the Maturing Facility Agreements dated on or about the date of this letter;

(n)
it shall not, and shall procure that no other member of the Group shall, during the Negotiation Period agree to amendments to any of the other Group Facility Agreements or any other instrument relating to Financial Indebtedness of any member of the Group (provided that this provision shall apply only to amendments to any of the Group Facility Agreements, any of the Ship Finance Arrangements or any hedging agreement entered into by any Group member except in respect of amendments to economics) on more favourable terms in any material respect than are provided with respect to the Facility Agreement or, with respect to an extension of tenor, the Maturing

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Facility Agreements other than any amendments (A) contemplated by the proposals for the recapitalisation of the Group described in paragraphs (a)(ii) and (a)(iii) above, (B) arising from the extension of the Maturing Facility Agreements on the basis agreed with the Required Majority or any agreement entered into pursuant to the extension approval letters dated on or about the date of this letter or (C) in the case of amendments to economics of any instrument relating to Financial Indebtedness of the Group (other than any of the Group Facility Agreements, any of the Ship Finance Arrangements or any hedging agreement) entered into by any Group member, resulting in an aggregate cost to the Group under this paragraph 4(n) and under paragraph 4(o) below not exceeding USD25,000,000 (or its equivalent in other currencies);

(o)
during the Negotiation Period, if any member of the Group agrees to pay higher compensation relative to the Facility Agreement or, with respect to an extension, the Maturing Facility Agreements (whether in the form of margin increases, consent fees or otherwise), save as (A) contemplated by the proposals for the recapitalisation of the Group described in paragraphs (a)(ii) and (a)(iii) above or (B) arising from the extension of the Maturing Facility Agreements on the basis agreed with the Required Majority) or any agreement entered into pursuant to the extension approval letters relating to the Maturing Facility Agreements dated on or about the date of this letter to secure amendments in any of the other Group Facility Agreements or any other instrument relating to Financial Indebtedness of any member of the Group, it will procure that the terms of the Facility Agreement are amended to reflect this higher compensation and will enter into, or procure that such other member of the Group enters into, such documents as the Agent may reasonably require in order to reflect such higher compensation, save to the extent that the aggregate cost to the Group under this paragraph 4(o) and under paragraph 4(n) above does not exceed USD25,000,000 (or its equivalent in other currencies);

(p)
during the Negotiation Period it shall cooperate in good faith with the finance parties under the Group Facility Agreements for the appointment of (i) a financial advisor for them (the “Financial Advisor”), (ii) a coordinating committee of them (the “Co-Com”) and (iii) Norwegian and international counsel for them (together with the Financial Advisor, the “Co-Com Advisors”), in each case as soon as reasonably practicable and on terms (including as to the scope of the Financial Advisor’s work) to be agreed (acting reasonably);

(q)
it shall reimburse the agents, lenders and export credit agencies under the Group Facility Agreements for the properly incurred and documented fees of the Co-Com and the Co-Com Advisors in connection with the recapitalisation of the Group incurred in accordance with the terms and scope of work agreed in the engagement letters relating to the appointment of the Co-Com and the Co-Com Advisors agreed by the Parent;

(r)	it shall in good faith consider the requirements of the Co-Com in framing the proposal for the recapitalisation of the Group;

(s)
during the Negotiation Period it shall co-operate with the Co-Com Advisors and, subject to paragraph (v)(ii), provide them with information relating to the Group reasonably requested by them, in the case of the Financial Advisor consistent with the agreed scope of work;

(t)
during the Negotiation Period it shall provide the Co-Com with regular updates on the status of its plans for and developments in relation to the bonds and notes issued by the Parent and of its proposal for the recapitalisation of the Group;

(u)	during the Negotiation Period it shall:

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(i)
use its reasonable endeavours to cooperate with the Co-Com and Co-Com Advisors in relation to contingency planning in case a consensual restructuring is not achievable, subject always to the fiduciary and other duties of the boards of directors of the Parent and other members of the Group; and

(ii)
make such senior management or officers of the Parent, and each other member of the Group, as the Co-Com may reasonably request, available to provide reasonable assistance in all matters of reasonable significance in relation to the implementation of the recapitalisation of the Group, at such times as the Co-Com may reasonably request after giving reasonable notice; and

(iii)
subject to paragraph (v)(ii), provide the Co-Com with all information in respect of, and access to, the business of the Group reasonably requested by the Co-Com to complete any due diligence in relation to the recapitalisation proposal as soon as reasonably practicable;

(v)

(i)
subject to paragraph (ii) below, it shall (and shall ensure that each member of the Group shall) during the Negotiation Period upon reasonable notice, supply the Co-Com with such information in relation to the Group as is available to it or any member of the Group as the Co-Com may reasonably require in connection with the restructuring of the Group’s debt;

(ii)
notwithstanding any provision in the Finance Documents to the contrary, neither it nor any member of the Group shall be required to provide any information which is either (A) subject to a duty of confidentiality owed to a third party, (B) of a highly commercially sensitive nature, or (C) legally privileged provided that should the Parent decline to provide any information to the Co-Com in reliance on paragraph (A), (B) or (C) the Parent shall provide such information to the Co-Com Advisors only in the case of paragraph (B), and in each case shall inform the Co-Com of the basis for refusal to provide the information to the CoCom and shall at the request of the Co-Com comply with paragraph (iii) below; and

(iii)
it shall, at the request of the Co-Com, either (A) seek the consent of any party to whom it owes a duty of confidentiality with respect to the information (provided that it shall not be required to seek consent where the Parent reasonably considers that to do so would be commercially damaging) or (B) consider in conjunction with its advisers whether the relevant information can be provided in such a way or format as to avoid issues of third party confidentiality, commercial sensitivity or legal privilege, including but not limited to by redaction, summary or provision of information to the Co-Com or to the Co-Com Advisors only and if such information can be so provided the Parent will procure that it is so provided as soon as reasonably practicable;

(w)
during the Negotiation Period it shall provide the Co-Com with a monthly information update in the format agreed with the Co-Com prior to the date of this letter and derived from the Group’s existing management reporting, which shall include:

(i)	latest cash flow information;

(ii)	an update on material trade creditors and trade debtors of the Group;

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(iii)	an update on the planned maintenance and docking of the rigs and on progress with respect to new builds and new build contracts;

(iv)	an update on material changes in liabilities owed between members of the Group;

(v)	an update on swaps and/or other derivative transactions entered into by any member of the Group;

(vi)	an update on material changes in the contracts portfolio of the Group including any material contract renewals, cancellations, dayrate amendments or other re-negotiations;

(vii)
to the extent such undrawn commitments are available, details of any anticipated need for a member of the Group to utilise any undrawn commitments under any of the Group Facility Agreements in the next 90 days;

(viii)	an update on steps taken by the Parent and other members of the Group to procure and maximise payments from each member of the Minority Holding Group to the Group;

(ix)
an update on steps taken by the Parent and other members of the Group in accordance with paragraph 4(k) above including (subject to paragraph (v)(ii)) a summary or details (on a non-reliance basis) of advice obtained by the Parent or other relevant member of the Group with respect to the rights and obligations of the relevant parties with respect to any relevant Cash Leakage Payment;

(x)
an update on the aggregate amount of Financial Support which has been provided, procured, created or permitted to subsist by any member of the Group in connection with the replacement, refinancing, amendment, extension or (in the case of the Rubi Guarantees) issuance of bank guarantees and letters of credit and the forecasted reduction of such Financial Support during the Negotiation Period; and

(xi)
an updated assessment of potential cash leakage from the Group in the next 12 months pursuant to the Financial Support provided, procured, created or permitted to subsist to or for the benefit of any member of the Minority Holding Group and demands which may be made in respect of such Financial Support;

(x)
during the Negotiation Period, to the extent such undrawn commitments are available, it shall provide the Co-Com with not less than 15 calendar days’ notice of any anticipated utilisation by any member of the Group of undrawn commitments under any of the Group Facility Agreements; and

(y)	during the Negotiation Period it shall promptly notify the Co-Com of the occurrence of any of the matters described in paragraph 6(e) below and of the occurrence of any Deferral Date Event.

5.	AGENT’S CONFIRMATION
We, the undersigned, acting as Agent, confirm that the Required Majority have confirmed that proposing, discussing, negotiating, agreeing and/or implementing the Amendment Request and/or any other amendment request made by the Parent or any other person at any time prior to 30 April 2017 which involves negotiations with creditors with a view to rescheduling indebtedness will not be considered to constitute a Default under clause 25.6 (Insolvency) of the Facility Agreement.

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6.	AGREEMENT BY OBLIGORS

(a)
The Parent (for itself and as the Obligors’ agent pursuant to clause 2.3 (Parent’s Authority) of the Facility Agreement) by its signature of this letter agrees and acknowledges that the guarantees and indemnities contained in the Facility Agreement and/or each other Finance Document to which it or any other Obligor is a party shall, on and after the Effective Date, continue in full force and effect and extend to the liabilities and obligations of each of the Obligors under the Facility Agreement and the other Finance Documents (as amended and/or amended and restated from time to time) including as varied, amended, supplemented or extended by this letter.

(b)
The Parent (for itself and as the Obligors’ agent pursuant to clause 2.3 (Parent’s Authority) of the Facility Agreement) by its signature of this letter agrees and acknowledges that, on and after the Effective Date:

(i)
the obligations of the Parent and each other Obligor arising under the Facility Agreement and/or each other Finance Document to which it or any Obligor is a party constitute secured obligations (howsoever defined); and

(ii)	the Security Interests created by the Parent and each other Obligor under any Security Document:

(A)	continue in full force and effect; and

(B)
extend to the obligations of the Obligors under the Facility Agreement and/or the other Finance Documents (as amended and/or amended and restated from time to time) including as varied, amended, supplemented or extended by this letter, in each case subject to the limitations set out in the Security Documents.

(c)
The Parent by its signature of this letter, in its capacity as Parent, confirms that any Security Interest created pursuant to the Finance Documents by any party thereto shall, on and after the Effective Date, continue in full force and effect and extend to the liabilities and obligations of each of the Obligors under the Facility Agreement and the other Finance Documents (as amended and/or amended and restated from time to time) including as varied, amended, supplemented or extended by this letter.

(d)
The Parent (for itself and as the Obligors’ agent pursuant to clause 2.3 (Parent’s Authority) of the Facility Agreement) shall, at the request of the Agent and at its own expense, do all such acts and things reasonably necessary or desirable to give effect to the amendments effected or to be effected pursuant to this letter.

(e)	The Parent by its signature of this letter agrees that during the Negotiation Period:

(i)
the occurrence of the final maturity date under any Group Facility Agreement (as the same may be amended in accordance with the terms of that Group Facility Agreement) or an acceleration event under any Group Facility Agreement;

(ii)
an acceleration event in respect of any Financial Support provided, procured, created or permitted to subsist to or for the benefit of any member of the Minority Holding Group where the aggregate amount of such Financial Support exceeds USD50,000,000 (or its equivalent in other currencies); or

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(iii)
failure to meet any of the Milestones within the period relevant to that Milestone specified in paragraph 4(a) of this letter as the same is extended by the applicable grace period referred to in that paragraph and as the same may be amended by the Agent; or

(iv)
breach of any of the Undertakings, in each case unless such breach is capable of remedy and is remedied within 15 calendar days of such breach (other than any breach of the Undertaking as set out in paragraph 4(k)), shall constitute an immediate Event of Default under the Facility Agreement (in the case of (i) and (ii) above, whether or not the outstanding principal amount under that Group Facility Agreement or the relevant accelerated obligation is paid, and in the case of (ii), (iii) and (iv) above, subject to the relevant event being continuing and the Agent (acting on the instructions of the Required Majority) issuing a notice in writing to the Parent stating that such event has occurred and is continuing).

(f)
The Parent by its signature of this letter agrees that if each of the Maturing Facility Agreements is extended pursuant to extension approval letters dated on or about the date of this letter, no Obligor will during the Negotiation Period be permitted to utilise the amount of any commitments under the Facility Agreement which were undrawn as at the Request Date.

7.	FEES, COSTS, DISBURSEMENTS AND OTHER AMOUNTS

(a)
The Parent shall pay to the Agent, for the account of each Lender who has agreed to the terms of the Amendment Request subject to the terms and conditions set out herein and informed the Agent thereof, a fee of 10 basis points calculated on that Lender’s available and outstanding Commitment.

(b)
The fee set out in paragraph (a) above, together with any fees, costs, disbursements or other amounts (and any VAT thereon) invoiced on or prior to the Effective Date (it being understood that each such invoice shall include details of the relevant payee (including name, bank account, sort code, IBAN and/or CHAPS) and a copy of each such invoice shall be provided to the attention of Jonas Ytreland at Seadrill Limited, 2nd Floor, Building 11, Chiswick Business Park, 566 Chiswick High Road, London W4 5YA and/or a scanned version sent to jonas.ytreland@seadrill.com) due and payable under or in connection with the documents referred to in paragraph 4 (Co-Com Appointment Documents) of schedule 2 (Conditions Precedent) to this letter shall be payable within five Business Days of the Effective Date.

8.	LENDERS’ RIGHTS
Save as expressly consented to pursuant to this letter, nothing in this letter and no failure to exercise, nor any delay in exercising on the part of any Finance Party, any right or remedy under the Finance Documents, will or is intended to operate or be construed as a waiver, abandonment or variation of, or as prejudicing, diminishing or otherwise adversely affecting, any present or future rights and remedies of any of the Finance Parties under the Finance Documents or any of the Finance Parties’ rights or remedies generally, which rights and remedies remain and shall continue in full force and effect.

9.	CONTINUING AGREEMENT AND FINANCE DOCUMENT

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(a)
Except as expressly consented to pursuant to this letter, the provisions of the Finance Documents including the Facility Agreement and Security Documents shall continue in full force and effect. The consent granted in this letter does not extend to any matter other than expressly set out in this letter.

(b)	The Agent and the Parent designate this letter a “Finance Document” for the purposes of the Facility Agreement.

(c)
The provisions of clauses 1.2 (Construction), and 32 (Notices) of the Facility Agreement apply to this letter as though they were set out in full in this letter except that references to the Facility Agreement are to be construed as references to this letter.

(d)	This letter may be executed in counterparts each of which, when taken together, shall constitute one and the same agreement.

(e)
This letter and any non-contractual obligations arising out of or in connection with it shall be governed by and construed in accordance with Norwegian law. Any disputes resulting from this letter will be resolved in accordance with the terms of the Facility Agreement applicable to dispute resolution. These terms are incorporated into this letter by reference as if set out in full in this letter.

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Yours sincerely,
…………………………..
DNB Bank ASA as Agent

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Schedule 1

1.	The definition of “Equity” in clause 1.1 (Definitions) of the Facility Agreement shall be deleted and replaced as follows:
““Equity” means, on any date, the Group’s (on a consolidated basis) nominal book value of equity treated as equity in accordance with Accounting Principles.”

2.
If each of the Maturing Facility Agreements is extended pursuant to extension approval letters dated on or about the date of this letter, the definition of “Minimum Liquidity” in clause 1.1 (Definitions) of the Facility Agreement shall be deleted and replaced as follows:

““Minimum Liquidity” means, as at any date, the aggregate amount of the Group’s (consolidated) Cash, excluding the aggregate amount utilised by any member of the Group on or after 14 March 2016 under any credit facility of any member of the Group.”

3.	The definition of “Step-up Margin” in clause 1.1 (Definitions) of the Facility Agreement shall be deleted and replaced as follows:
““Step-up Margin” means:

(a)	if the Leverage Ratio is from and including 4.50:1 up to and including 4.99:1, 0.125 per cent per annum;

(b)	if the Leverage Ratio is from and including 5:00:1 up to and including 5.49:1, 0.250 per cent per annum;

(c)	if the Leverage Ratio is from and including 5.50:1 up to and including 5.99:1, 0.750 per cent per annum; and

(d)	if the Leverage Ratio is equal to or in excess of 6:00:1, 1.500 per cent per annum, the Leverage Ratio to be based on the Compliance Certificate latest delivered pursuant to Clause 21.2 (Compliance Certificate), and to be calculated to two decimal places rounded up or down as appropriate. The Step-up Margin shall take effect from and including the day following the last day of the testing period to which the Compliance Certificate latest delivered relates.”

4.	The definition of “Total Assets” in clause 1.1 (Definitions) of the Facility Agreement shall be deleted and replaced as follows:
““Total Assets” means, on any date, the Group’s (on a consolidated basis) book value of assets which are treated as assets in accordance with Accounting Principles.”

5.	Paragraph (a) of clause 21.4 (Information – Miscellaneous) of the Facility Agreement shall be deleted and replaced as follows:
“(a)    promptly upon becoming aware of them, the details of:

(i)
any breach of material contracts (including rig building contracts and charter contracts) or any material litigation, judgment, order, injunction, restraint, arbitration or administrative proceedings which is current, threatened, alleged or pending against any of the Obligors or any member of the Group; and

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(ii)	any changes to the senior management of (A) the Parent or (B) any member of the Group where the change of senior management concerned is of material significance to the Group as a whole;”

6.	Clause 22.1 (Minimum Liquidity) of the Facility Agreement shall be deleted and replaced as follows:
“22.1 Minimum Liquidity
The Parent will procure that the Minimum Liquidity of the Group will not fall below USD 250,000,000.”

7.	Clause 22.2 (Leverage Ratio) of the Facility Agreement shall be deleted and replaced as follows:
“22.2 Leverage Ratio
The Parent will procure that the Leverage Ratio of the Group will not exceed:

(a)	for the period from and including the financial quarter starting on 1 July 2015 until and including the financial quarter ending on 31 December 2016, 6.0:1;

(b)	for the period from and including the financial quarter starting on 1 January 2017 until and including the financial quarter ending on 30 June 2017, 6.5:1; and

(c)
for the period prior to 1 July 2015 and for the period from and including the earlier of (i) the financial quarter starting on 1 July 2017 and (ii) such earlier date on which the Parent (at its sole discretion) notifies the Agent of a reset of the Leverage Ratio covenant to 4.5:1 (the “Reinstated Leverage Ratio Covenant Date”) until the Final Maturity Date, 4.5:1.”

8.	Clause 24.1 (Minimum Market Value) of the Facility Agreement shall be deleted and replaced as follows:
“24.1    Minimum Market Value
The Obligors will procure that the Market Value of the Drilling Unit is at least one hundred and twenty five per cent (125%) of the sum of the Loans from, and tested first time with reference to the period ending, 30 June 2017 and up until the Final Maturity Date.”

9.	Clause 24.2 (Market Valuation of the Drilling Unit) of the Facility Agreement shall be deleted and replaced as follows:
“24.2    Market Valuation of the Drilling Unit

(a)	The Borrower shall (at its own expense):

(i)	arrange for the Market Value of the Rig to be determined and valued:

(A)
until the Compliance Certificate in respect of the period ending 30 June 2017 is due to be delivered to the Agent, in order for the same to be communicated to the Agent (but not for the purpose of determining any compliance with Clause 24.1 (Minimum Market Value)) at the same time as each Compliance Certificate is delivered to the Agent pursuant to Clause 21.2 (Compliance Certificate) for the financial quarters ending 30 June and 31 December each year; and

(B)
once the Compliance Certificate in respect of the period ending 30 June 2017 is due to be delivered to the Agent, for the purpose of every Compliance Certificate to be delivered to the Agent pursuant to Clause 21.2 (Compliance

15

Certificate) for the financial quarters ending 30 June and 31 December each year; and

(ii)	if an Event of Default has occurred and is continuing, upon the Agent’s request, arrange for the Market Value of the Drilling Unit to be determined.

(b)
For the avoidance of doubt, there shall be no requirement for the Borrower to provide the Market Value of the Drilling Unit in any Compliance Certificate delivered to the Agent in respect of any testing period ending prior to 30 June 2017.”

10.	A new definition of “US Bankruptcy Code” and a new clause 25.17 (Automatic Acceleration) shall be incorporated into the Facility Agreement as follows:
““US Bankruptcy Code” means Title 11 of The United States Code (entitled “Bankruptcy”), as amended from time to time and as now or hereafter in effect, or any successor thereto.”
“25.17    Automatic Acceleration
Notwithstanding Clause 25.16 (Acceleration), if any Obligor or any other Material Subsidiary commences a voluntary case concerning itself under the US Bankruptcy Code, or an involuntary case is commenced under the US Bankruptcy Code against any Obligor and the petition is not controverted within 10 days, or is not dismissed within 45 days after commencement of the case, or a custodian (as defined in the US Bankruptcy Code) is appointed for, or takes charge of, all or substantially all of the property of any Obligor, or any order of relief or other order approving any such case or proceeding is entered, the Facilities shall cease to be available to such Obligor and all obligations of such Obligor under Clause 18 (Guarantee and Indemnity) or any other provision of this Agreement or any other Finance Document to which such Obligor is a party shall become immediately due and payable, in each case automatically and without any further action by any Party.”

11.	The opening paragraph of clause 25 (Events of Default) of the Facility Agreement shall be deleted and replaced as follows:
“Each of the events or circumstances set out in this Clause 25 is an Event of Default (except for Clause 25.16 (Acceleration) and Clause 25.17 (Automatic Acceleration)).”

12.	Paragraph 1.1 (Minimum Liquidity) of schedule 6 (Form of Compliance Certificate) of the Facility Agreement shall be deleted and replaced as follows:
“1.1    Minimum Liquidity
The Minimum Liquidity of the Group was [    ] while the Minimum Liquidity required is USD250,000,000.”

13.	Paragraph 1.2 (Leverage Ratio) of schedule 6 (Form of Compliance Certificate) of the Facility Agreement shall be deleted and replaced as follows:
“1.2    Leverage Ratio
The Leverage Ratio of the Group was [    ] while the Leverage Ratio is required not to exceed [4.5:1/6.0:1/6.5:1].”

14.	Paragraph 1.6 (Market Value) of schedule 6 (Form of Compliance Certificate) of the Facility Agreement shall be deleted and replaced as follows:

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“1.6    Market Value
The Market Value of the Drilling Unit is attached as Appendix 1 hereto while the minimum Market Value shall be equal to or higher than 125% of the sum of the outstanding Loans.*
* Only to be included if the relevant Compliance Certificate is required to include the minimum Market Value pursuant to Clause 24.2 of the Agreement.”

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Schedule 2

1.	Corporate Authorisations
In respect of the Parent:

(A)	Company certificate (or similar);

(B)	Articles of Association, Certificate of Incorporation and By-laws (or equivalent);

(C)	Updated Good Standing Certificate (or similar);

(D)	Resolutions passed at a board meeting of the Parent evidencing:

(i)	the approval of the terms of this letter; and

(ii)
the authorisation of its appropriate officer or officers or other representatives to execute this letter and any other documents necessary for the transactions contemplated by this letter, on its behalf;

(E)	Certified true copies of valid proof of identity in respect of the persons signing on behalf of the Parent; and

(F)
Officer’s certificate, including, but not limited to, certification of the relevant corporate documents, specimen signatures of each person signing on behalf of the Parent and confirmations on solvency.

2.	Finance Documents
This letter countersigned by the Parent (for itself and as the Obligors’ agent pursuant to clause 2.3 (Parent’s Authority) of the Facility Agreement).

3.	Legal opinions

(A)	Executed legal opinion from Norwegian law counsel to the Lenders relating to Norwegian law matters in respect of this letter; and

(B)	Executed legal opinion from Bermuda law counsel to the Lenders relating to Bermuda law matters in respect of this letter and the Parent.

4.	Co-Com Appointment Documents

(A)	The letter of appointment of coordinators dated on or about the date hereof;

(B)	The work fee letter dated on or about the date hereof;

(C)	The letter of engagement of Advokatfirmaet BA-HR DA dated on or about the date hereof;

(D)	The fee reimbursement letter in connection with the letter of engagement of Advokatfirmaet BA-HR DA dated on or about the date hereof;

(E)	The letter of engagement of Lazard & Co., Limited dated on or about the date hereof;

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(F)	The agreement with Lazard & Co., Limited appended to the letter of engagement of Lazard & Co, Limited dated on or about the date hereof; and

(G)	The letter of engagement of White & Case LLP dated on or about the date hereof.

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Schedule 3
Definitions
For the purposes of this letter:
“Cash Leakage Payment” has the meaning given to that term in paragraph 4(k) of this letter.
“Co-Com” has the meaning given to that term in paragraph 4(p) of this letter.
“Co-Com Advisors” has the meaning given to that term in paragraph 4(p) of this letter.
“Deferral Date” means the earliest to occur of:

(i)	5pm (CET) on 30 June 2017; and

(ii)
following the occurrence of a Deferral Date Event which is continuing, the time and date at which the Agent (acting on the instructions of the Required Majority) issues a notice in writing to the Parent specifying the Deferral Date Event and stating that the Deferral Date has occurred and is continuing.

“Deferral Date Event” means the occurrence of any of the following events during the Negotiation Period:

(i)
failure to meet any of the Milestones within the period relevant to that Milestone specified in paragraph 4(a) of this letter as the same is extended by the applicable grace period referred to in that paragraph and as the same may be amended by the Agent;

(ii)
breach of any of the Undertakings, provided that it shall not be a Deferral Date Event if such breach is capable of remedy and is remedied within 15 calendar days of such breach (except any breach of the Undertaking as set out in paragraph 4(k));

(iii)	the occurrence of the final maturity date under any of the Group Facility Agreements as the same may be amended in accordance with the terms of the relevant Group Facility Agreement;

(iv)	any extension letter with respect to a Maturing Facility Agreement is terminated in accordance with its terms;

(v)
subject only to any applicable grace period provided under the respective finance documents in respect of any Financial Indebtedness of any member of the Group, any Event of Default occurs and is continuing or any other actual event of default or termination event (however described) occurs and is continuing in respect of any Financial Indebtedness of any member of the Group where the aggregate amount of any such Financial Indebtedness outstanding is equal to or more than USD25,000,000 (or its equivalent in other currencies); and

(vi)
the occurrence of any enforcement action by or on behalf of any creditor in respect of any Financial Indebtedness of any member of the Group where the aggregate amount of any such Financial Indebtedness is equal to or more than USD25,000,000 (or its equivalent in other currencies).

“Effective Date” shall mean the earliest date on which:

(i)	the Parent (for itself and as the Obligors’ agent pursuant to clause 2.3 (Parent’s Authority) of the Facility Agreement) has acknowledged and agreed to the terms set out in this letter; and

(ii)	the Agent has given notification to the Parent and the Lenders under paragraph 3 of this letter; and

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(iii)
amendments substantially equivalent to those set out in schedule 1 (Amendments to the Facility Agreement) to this letter have become effective in each of the other Group Facility Agreements, in each case ignoring for these purposes any condition to which those substantially equivalent amendments are subject relating solely to those substantially equivalent amendments becoming effective in relation to other Group Facility Agreements.

“Existing Financial Indebtedness” means any Financial Indebtedness existing on the Request Date or arising pursuant to any legally binding obligation, commitment or arrangement existing on the Request Date, in each case of any member of the Group (and shall include the undrawn amount of any committed or uncommitted facility or arrangement of any sort for the provision of Financial Indebtedness to which any member of the Group is a party as at the Request Date).
“Existing Security” means any Security Interest of any member of the Group existing on the Request Date (and shall include any Security Interest created or arising on or after the Request Date as a result of or in relation to any legally binding obligation, commitment or arrangement existing on the Request Date).
“Existing Financial Support Arrangements” means:

(i)
Financial Support existing on the Request Date provided, procured, created or permitted to subsist by any member of the Group to or for the benefit of any person other than a member of the Group or a member of the Minority Holding Group; and

(ii)
Financial Support (which shall be deemed to include for the purposes of this paragraph (ii) only any equity or similar investment, asset contribution or acquisition of shares or other equity investments) existing on the Request Date provided, procured, created or permitted to subsist by any member of the Group to or for the benefit of any member of the Minority Holding Group, and including in each case where provided, procured, created or permitted to subsist after the Request Date pursuant to any legally binding obligation, commitment or arrangement existing on the Request Date.
“Financial Support” means loans, guarantees, credits, indemnities, equity injections or contributions, or any other form of financial support.
“Group Facility Agreements” shall have the meaning given to such term in the Amendment Request.
“Maturing Facility Agreements” shall have the meaning given to such term in the Amendment Request.
“Milestones” means each of the actions and events listed in paragraph 4(a) of this letter.
“Minority Holding Group” means:

(i)	Seadrill Partners LLC;

(ii)	Archer Limited;

(iii)	Seamex Ltd.;

(iv)	Seabras Sapura Participacoes Limitida;

(v)	Seabras Sapura Holding GmbH;

(vi)	Camburi Drilling BV;

(vii)	Itaunas Drilling BV;

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(viii)	Sahy Drilling BV; and

(ix)	Sapurakencana Petroleum Berhad,
and each of their Subsidiaries from time to time.
“Negotiation Period” shall mean the period beginning on the Request Date and ending on the date on which a subsequent amendment to the Facility Agreement effecting, amongst other things, the extension of the tenor of the Facilities as may be agreed but in any event beyond 2017 and an amendment to the financial covenants to which the Group is subject becomes effective. For the avoidance of doubt, if such subsequent amendment to the Facility Agreement does not arise or does not become effective, the “Negotiation Period” shall continue indefinitely.
“Newbuild Contract” means a contract existing on or after the Request Date for the construction of a drilling vessel, rig or other drilling unit between any person and any member of the Group delivery of which drilling vessel, rig or other drilling unit has not been accepted by any member of the Group as at the Request Date.
“Permitted Acquisition” means the acquisition of a company, or any shares or a business or undertaking (or, in each case, any interest in any of them) or the making of any equity injection or contribution which:

(i)	is made by a member of the Group from a member of the Group;

(ii)	arises pursuant to the provision of Permitted Financial Support (other than under paragraph (v) of the definition thereof);

(iii)
is the incorporation of a company with limited liability which on incorporation becomes a member of the Group or the acquisition of a shelf company having no material assets or liabilities at the time of acquisition;

(iv)	arises pursuant to the joint venture arrangements described in paragraph (iii) of the definition of Permitted Newbuild Contract Payments; or

(v)	arises pursuant to any legally binding obligation, commitment or arrangement existing on the Request Date.
“Permitted Disposal” means any sale, lease, licence, transfer or other disposal:

(i)	of trading stock or cash made by any member of the Group in the ordinary course of business of the disposing entity and not otherwise restricted by the terms of this letter or the Facility Agreement;

(ii)	of any asset by a member of the Group to another member of the Group;

(iii)	of assets in exchange for other assets (other than drilling units or shares) comparable or superior as to type, value and quality;

(vi)	of obsolete or redundant vehicles, plant and equipment for cash;

(v)	of cash equivalent investments for cash or in exchange for other cash equivalent investments;

(vi)
subject to the prior consent of the Required Majority and the Required Lenders, Required Majority or Majority Lenders (as therein defined) under each other Group Facility Agreement, of the Drilling Unit or “Drilling Unit”, “Drilling Rig”, “Drillship”, “Collateral Rig” or “Rig” (as such term is defined in any of the Group Facility Agreements) on terms which would not be prohibited (A) with respect to the Drilling Unit, under the Facility Agreement or, (B) with respect to any “Drilling Unit”, “Drilling Rig”, “Drillship”, “Collateral Rig” or “Rig”, under the Group Facility Agreement relating to the relevant “Drilling Unit”, “Drilling Rig”, “Drillship”, “Collateral Rig” or “Rig”;

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(vii)
of the Rigel drilling vessel, rig or other drilling unit, or the shares in the joint venture company which may acquire the same (as described in paragraph (iii) of the definition of Permitted Newbuild Contract Payments) on arm’s length terms and for what the Parent acting reasonably considers to be fair market value or as otherwise required by the terms of the joint venture agreement;

(viii)
of any asset forming part of the capital equipment pool operated by Seadrill Global Services Limited to any member of the Minority Holding Group consistent with the normal basis on which this capital equipment pool has previously been operated;

(ix)	the application of cash not otherwise prohibited by this letter or the Finance Documents;

(x)	the granting of any licence of intellectual property or lease or licence in each case in the ordinary course of trading;

(xi)	of shares in Sapurakencana Petroleum Berhad on arm’s length terms;

(xii)	consented to by the Required Majority; and

(xiii)
of assets for cash where the net consideration receivable (when aggregated with the net consideration receivable for any other sale, lease, licence, transfer or other disposal not allowed under the preceding paragraphs) does not exceed USD25,000,000 (or its equivalent in other currencies) in total during the Negotiation Period.

“Permitted Financial Indebtedness” means Financial Indebtedness which:

(i)	is Existing Financial Indebtedness;

(ii)	is or arises under or pursuant to any Permitted Financial Support (other than under paragraph (v) of the definition thereof);

(iii)	is owed by one member of the Group to another member of the Group;

(iv)	is or arises under any obligation in respect of Financial Indebtedness of one or more members of the Group which is assumed by or transferred or novated to another member of the Group;

(v)	is an amount of any liability under an advance or deferred purchase agreement if the agreement is in respect of the supply of assets or services in the ordinary course of trading;

(vi)	arises from the endorsement of negotiable instruments in the ordinary course of trading;

(vii)	arises from any netting, setting off, multi-account overdraft, group cash pool or group cash management arrangements existing as at the Request Date (as amended, varied or supplemented);

(viii)	arises under any derivative or hedging transaction entered into in the ordinary course of business and which is for hedging purposes and not of a speculative nature;

(ix)	is in the form of customer deposits and advance payments received in the ordinary course of trading from customers for services purchased in the ordinary course of trading;

(x)
arises from the honouring by a bank or other financial institution of a cheque, draft or similar instrument inadvertently drawn against insufficient funds in the ordinary course of trading (provided that such Financial Indebtedness is extinguished within ten Business Days);

(xi)	is consented to by the Required Majority; or

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(xii)
is not permitted by the preceding paragraphs and the outstanding principal amount of which does not exceed (A) for the period from the Request Date to and including the 30 September 2016 USD25,000,000 (or its equivalent in other currencies), and (B) for the period from 30 September 2016 USD50,000,000 (or its equivalent in other currencies) in each case in aggregate for the Group at any time.

“Permitted Financial Support” means:

(i)	the Existing Financial Support Arrangements, subject to paragraph 4(k) of this letter;

(ii)	any Financial Support which is provided, procured, created or permitted to subsist by any member of the Group to another member of the Group;

(iii)
any Financial Support which is provided, procured, created or permitted to subsist in the ordinary course of business in respect of the performance by a member of the Group of its obligations under any contract, agreement, deed, law, regulation or other legally binding arrangement (other than obligations which constitute Financial Indebtedness);

(iv)
any Financial Support which is provided, procured, created or permitted to subsist in respect of the netting or set-off of debit and credit balances of members of the Group (including as part of multi-account overdraft, group cash pool or group cash management arrangements) constituting Permitted Security;

(v)
Financial Support constituting Permitted Financial Indebtedness (other than under paragraph (ii) of the definition thereof) or a Permitted Acquisition (other than under paragraph (ii) of the definition thereof);

(vi)	any Financial Support which is provided, procured, created or permitted to subsist in the ordinary course of trading of any member of the Group;

(vii)	any Financial Support consented to by the Required Majority;

(viii)
subject to paragraph 4(k) of this letter, any Financial Support (which shall be deemed to include for the purposes of this sub-paragraph (viii) only any equity or similar investment, asset contribution or acquisition of shares or other equity investments) which is provided, procured, created or permitted to subsist by any member of the Group to or for the benefit of Seamex Ltd. and/or any of Seamex Ltd.’s Subsidiaries (including by the extension of the availability of Existing Financial Support Arrangements) in an aggregate amount at any time not exceeding by more than USD101,000,000 (or its equivalent in other currencies) the aggregate amount of Existing Financial Support Arrangements to or for the benefit of Seamex Ltd. or Seamex Ltd.’s Subsidiaries as at the Request Date;

(ix)
subject to paragraph 4(k) of this letter, Financial Support which is provided, procured, created or permitted to subsist in connection with the replacement, refinancing, amendment, extension or (in the case of the Rubi Guarantees, as defined below) issuance of bank guarantees and letters of credit, including (A) the irrevocable standby letter of credit issued by Nordea Bank AB in support of the obligations of Sapura Onix GmbH in an amount of USD 7,531,358 dated 17 April 2015, (B) the irrevocable standby letter of credit issued by Nordea Bank AB in support of the obligations of Sapura Onix GmbH in an amount of USD 3,832,252.44 dated 17 April 2015, (C) the irrevocable standby letter of credit issued by Danske Bank in support of the obligations of Sapura Topiazo GmbH in an amount of USD 8,582,659, (D) the irrevocable standby letter of credit issued by Citibank in support of the obligations of Sapura Diamante GmbH in an amount of USD 8,645,507, (E) the irrevocable standby letter of credit issued by Citibank in support of the obligations of Sapura Diamante GmbH in an amount of USD 4,500,911, (F) the irrevocable standby letter of credit issued by Danske Bank in support of the obligations of Sapura Topiazo GmbH in an amount of USD 4,836,103, (G) the irrevocable standby letter of credit issued by Standard Chartered in support

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of the obligations of Sapura Jade GmbH in an amount of USD 9,790,807, (H) the irrevocable standby letter of credit issued by Standard Chartered in support of the obligations of Sapura Jade GmbH in an amount of USD 3,956,171, and (I) the Financial Support in the form of a letter of credit or bank guarantee to be issued in support of the debt service and operating expense obligations of Sapura Rubi GmbH in an amount to be determined but not to exceed USD 20,000,000 (the “Rubi Guarantees”), provided that the amount of any Financial Support provided under this paragraph (ix) does not exceed the amount of the bank guarantee or letter of credit replaced, refinanced, amended or extended or (in the case of the Rubi Guarantees, as defined above) the amount in which they are originally issued; and

(x)
Financial Support not permitted by the preceding paragraphs and the outstanding amount of which does not exceed USD25,000,000 (or its equivalent in other currencies) in aggregate for the Group at any time.

“Permitted Newbuild Contract Payments” means:

(i)	any payments in respect of stacking costs;

(ii)
any payments to delay delivery provided that the Parent uses its reasonable endeavours to keep these to a minimum taking into account the Group’s exposure under the relevant Newbuild Contract and related Newbuild Contracts;

(iii)
any costs and expenses in respect of Newbuild Contracts between (1) the Dalian Shipbuilding Industry Offshore Co Ltd and any of Seadrill Titan Ltd, Seadrill Proteus Ltd, Seadrill Rhea Ltd, Seadrill Tethys Ltd, Seadrill Hyperion Ltd, Seadrill Umbriel Ltd, Seadrill Dione Ltd or Seadrill Mimas Ltd, or (2) the Jurong Shipyard Pte Ltd and North Atlantic Rigel Ltd in each case provided that such costs and expenses relate to the entering into of a joint venture agreement between the relevant entity and Dalian Shipbuilding Industry Offshore Co Ltd (or associated person thereof) or Jurong Shipyard Pte Ltd (or associated person thereof), as applicable with respect to the relevant drilling vessel, rig or other drilling unit and not, for the avoidance of doubt, the payment of any additional or final instalments with respect to such Newbuild Contracts;

(iv)	subject to paragraph 4(k) of this letter, any payment made pursuant to any legally binding contractual term of any Newbuild Contract existing as at the Request Date; and

(v)	any payment consented to by the Required Majority.
“Permitted Security” means:

(i)	any Existing Security;

(ii)	any rights of set-off arising in respect of any member of the Group in the ordinary course of its trading and not securing Financial Indebtedness;

(iii)	any lien arising by operation of law and in the ordinary course of business and not as a result of any default or omission by any member of the Group;

(iv)	any Security Interest arising in connection with any unpaid Tax where the liability to pay such Tax is being contested in good faith by appropriate proceedings;

(v)	any Security Interest arising under any court order or injunction or for costs arising in connection with any litigation or court proceedings being contested by any member of the Group in good faith;

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(vi)
any netting or set-off arrangement entered into by any member of the Group in the ordinary course of its banking arrangements for the purpose of netting debit and credit balances of members of the Group (including as part of any multi-account overdraft, group cash pool or group cash management arrangements);

(vii)	any payment or close out netting or set-off arrangement pursuant to any derivative or hedging transaction entered into by any member of the Group which constitutes Permitted Financial Indebtedness;

(viii)
any collateral provided on customary market terms in respect of any member of the Group’s obligations under any derivative or hedging transaction which constitutes Permitted Financial Indebtedness entered into after the Request Date the amount of which does not exceed USD 25,000,000 (or its equivalent in any other currency or currencies) at any time;

(ix)
any Security Interest arising under any retention of title, hire purchase or conditional sale arrangement or arrangements having similar effect in respect of goods supplied to any member of the Group in the ordinary course of business and on the supplier’s standard or usual terms and not arising as a result of any default or omission by any member of the Group;

(x)
any Permitted Encumbrance permitted to subsist or arise under the Facility Agreement, or “Permitted Encumbrance” permitted to subsist or arise under or pursuant to and as such term is defined in any of the Group Facility Agreements, provided that such Permitted Encumbrance or “Permitted Encumbrance” is permitted to subsist or arise pursuant to the terms of the Facility Agreement or relevant Group Facility Agreement (as applicable) over an asset owned immediately prior to the creation of the relevant Security Interest by an Obligor (other than the Parent) under the Facility Agreement or an “Obligor” (other than the Parent) under the terms of the relevant Group Facility Agreement;

(xi)	any Security Interest which is consented to by the Required Majority; and

(xii)
any Security Interest securing indebtedness the outstanding principal amount of which (when aggregated with the outstanding principal amount of any other indebtedness which has the benefit of any Security Interest given by any member of the Group other than any permitted under the paragraphs above) does not exceed USD25,000,000 (or its equivalent in other currencies) at any time.

“Request Date” means 14 March 2016.
“Rubi Guarantees” has the meaning given to that term in paragraph (ix) of the definition of Permitted Financial Indebtedness.
“Ship Finance Arrangements” means the bareboat charter agreements between members of the Ship Finance International group and members of the Group in relation to the West Linus, West Hercules and West Taurus rigs, and the related facility agreements.
“Undertakings” means each of the undertakings listed in paragraph 4 of this letter (other than paragraph 4(a)).

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We acknowledge receipt of and consent and agree to the terms set out in the above letter dated 28 April 2016.

The Parent (for itself and as the Obligors’ agent pursuant to clause 2.3 (Parent’s Authority) of the Facility Agreement):
Seadrill Limited

By:     /s/ Edel Hough
Name:    Edel Hough
Title:    Power of Attorney

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